Exhibit 23.4

CONSENT

To:	Ivanhoe Electric Inc. (the “Company”)

Re:	Registration Statement on Form S-3 of the Company.

Met Engineering LLC, one of the authoring firms of the report titled “Technical Report Summary on the Santa Cruz Project, Arizona, USA” dated February 14, 2023, effective date December 31, 2022 (the “Expert Report”) originally prepared for Ivanhoe Electric Inc.

Met Engineering LLC understands that the Company wishes to make reference to its name and the Expert Report in the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto, or the documents incorporated by reference therein (collectively, the “Form S-3”). Met Engineering LLC further understands that the Company wishes to use the Expert Report and/or extracts or information from the Expert Report in the Form S-3. Met Engineering LLC has been provided with a copy of the Form S-3, and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form S-3, Met Engineering LLC does hereby consent to:

•	the use of, and references to, its name, including its status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•	the use of, and references to, the Expert Report in the Form S-3; and

•	the use, in the Form S-3, of extracts and information from the Expert Report, or portions thereof, that it prepared, that it supervised the preparation of and/or that it reviewed and approved (“Undersigned’s Information”).

Met Engineering LLC confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: July 10, 2023

By:	/s/ James J. Moore
	Name:	James J. Moore
	Title:	P.Eng.